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                                                                   Exhibit 10.27

                               AMENDMENT AGREEMENT


                           THIS AMENDMENT AGREEMENT is made as of this 10th day of March, 1998, between Creative Bakeries, Inc., a New York corporation ("Purchaser") and Yona Abrahami ("Seller"). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement (as such term is defined below).

                              W I T N E S S E T H:
                              - - - - - - - - - -


                           WHEREAS, Purchaser, Seller and Chatterley Elegant Desserts, Inc. (the "Company") entered into that certain Stock Purchase Agreement dated as August 27, 1997 (the "Stock Purchase Agreement"), pursuant to which Purchaser purchased from Seller all of the capital stock of the Company (the "Stock");

                           WHEREAS, in payment of the purchase price (the "Purchase Price") for the Stock, Purchaser delivered to Seller 1,300,000 shares of common stock of Purchaser ("Creative Shares");

                           WHEREAS, Purchaser has made a claim (the "Claim") for indemnification against Seller based upon certain alleged misrepresentations and warranties of Seller contained in the Stock Purchase Agreement relating to certain financial statements of the Company furnished by Seller to Purchaser;

                           WHEREAS, the parties hereto have reached a mutually satisfactory resolution of all issues and disputes relating to the Claim; and

                           WHEREAS, the parties wish to make certain other amendments to the Stock Purchase Agreement.

                           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:





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         1.       Amendment to Stock Purchase Agreement.

               1.1 Non-Survival of Financial Statement Representations. Notwithstanding anything in the Stock Purchase Agreement to the contrary, the provisions of Sections 4.10, 4.13(a), 4.14(a)(iii), the first sentence of 4.14(b), 4.20 and 4.21 of the Stock Purchase Agreement shall be deleted in their entirety and shall have no further force and effect and each party hereto shall have no further liability or obligation to any other party hereto pursuant to such provision. In addition, effective as of the date of the Stock Purchase Agreement, (i) the phrase in the second sentence of Section
                    4.17 of the Stock Purchase Agreement which reads "... the Company has paid in all respects or accrued all amounts due thereunder to be satisfied or provided for through the date hereof ..." shall be deleted and (ii) the first sentence of
                    Section 4.26 of the Stock Purchase Agreement is amended to add the phrase "as amended by the Amendment Agreement dated March 10, 1998" after the word "Agreement" and to delete the phrase "nor the Company Financial Statements, nor any other financial statements."

               1.2 Non-Survival of Representations and Warranties. The Stock Purchase Agreement is hereby further amended to provide that the remaining representations and warranties (other than representations and warranties relating to Taxes which shall survive for the applicable statute of limitations) contained therein shall not survive beyond the second anniversary of the Stock Purchase Agreement (the "Survival Period") and all claims for indemnification under Section 6.2 of the Stock Purchase Agreement must be made to Seller in writing prior to expiration of the applicable Survival Period.

               1.3 Release of Certain Matters. Purchaser hereby irrevocably waives and surrenders any and all rights and claims in respect of, and hereby irrevocably releases and discharges Seller from and against all actions, claims, and demands (at law or







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                    in equity) which Purchaser and/or its successors and
                    assigns ever had, now have or hereafter can, shall or may have, relating to or arising out of any alleged misrepresentations and/or breaches of warranty or from any inaccuracies contained in those provisions of the Stock Purchase Agreement referred to in the first sentence of
                    Section 1.1 hereof including, without limitation, the failure to reflect certain accounts payable of the Company in the financial statements of the Company furnished to Purchaser, any obligation of the Company to pay incentive bonuses to four employees of the Company identified by the Seller, any obligation of the Company with respect to common area charges under its building lease or any loss incurred by the Company solely arising out of any lien encumbering the landlord's real property created or incurred by the landlord (but not directly created or incurred by the Company or directly encumbering the Company's leasehold interest) (collectively, the "Disclosed Obligations") or based on any oral representations (whether made by Seller or by David Abrahami, a former officer of the Company), agreements or understandings including, but not limited to, those relating to the past and projected operating profitability and/or income and expenses of the Company or relating to the determination of the Purchase Price (collectively, the "Negotiations").


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2.       Adjustment of Purchase Price.
         ----------------------------

         2.1 Resolution of Dispute. The parties hereto acknowledge and agree that they have, subject to the terms and conditions hereof, reached a mutually satisfactory resolution of all issues and disputes relating to the Claim, and that such resolution is final and binding upon all parties hereto. Each of the parties hereby irrevocably agrees that, subject to the terms and conditions hereof, there shall be no further adjustment of the Purchase Price pursuant to any claim pursuant to the terms of those provisions of the Stock Purchase Agreement referred to in the first sentence of
                  Section 1.1 hereof or based upon the Disclosed Obligations or the Negotiations and Purchaser hereby irrevocably waives and surrenders any and all claims and rights that it has or may have to seek or propose any further adjustment of the Purchase Price pursuant to the terms of those provisions of the Stock Purchase Agreement referred to in the first sentence of
                  Section 1.1 hereof or based upon Disclosed Obligations or the Negotiations.

         2.2 Adjustment; Revocation of Board Resolution. The parties hereby agree that the Purchase Price adjustment shall be to adjust the number of Creative Shares paid as the Purchase Price to 1,100,000 which adjustment shall be made by Seller delivering certificates evidencing 200,000 Creative Shares to Purchaser duly endorsed to Purchaser or with appropriately executed stock transfer powers attached. Purchaser shall promptly cause its Board of Directors to rescind the resolution previously adopted by such Board placing a "stop transfer" instruction on the remaining Creative Shares owned by Seller.

3. Covenants of the Parties. The parties covenant and agree to the following:

         3.1 Covenant Not to Sue. Purchaser shall not initiate any legal action against David Abrahami based on



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                  those provisions of the Stock Purchase Agreement referred to in the first sentence of Section 1.1 hereof or based upon the Disclosed Obligations or the Negotiations; provided, however, that Purchaser reserves the right to assert any of the foregoing as defenses and/or counterclaims (the "Counterclaims") in any action initiated by David Abrahami; provided, further, however, that in the event that David Abrahami shall initiate legal action against Seller arising out, or related to, or in connection with, the assertion of the Counterclaims, Purchaser shall reimburse Seller for her reasonable attorneys' fees and expenses in defending such action and claims arising out of the Counterclaims up to $40,000.

         3.2 Confidentiality; No Admission. None of the parties shall disclose or publicize the terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party subject, in the case of Purchaser, to its disclosure obligations under applicable securities laws or pursuant to any listing agreement. Seller's execution of, and entry into, this Amendment Agreement, and her transfer of 200,000 Creative Shares to Purchaser, do not constitute, and/or may not be deemed or construed to be, an admission, declaration against interest or concession by Seller, whether express or implied, as to any wrongdoing, liability or responsibility with respect to any or all of the claims raised by Purchaser, whether as to herself or as to others, and neither this Amendment Agreement nor any of its contents shall be admissible in evidence, or used in any way for any purpose, in any subsequent litigation, arbitration, mediation or other dispute resolution proceedings, involving Purchaser, including, but not limited to, claim presentations, pleadings, motions, hearings, trial, depositions, written discovery proceedings, oral or written presentations or cross-examination of witnesses.


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         3.3      Assumption of Liabilities. Purchaser acknowledges that, by operation of law, any currently unpaid obligations of the Company existing on the Closing Date of the Stock Purchase Agreement which are disclosed on Schedule A attached hereto continue to be obligations of the Company to be paid, discharged and/or otherwise satisfied in the business judgment of management of the Company or pursuant to lawful procedures afforded to creditors related to the enforcement of orders and/or judgments for the payment of money.

4.       Miscellaneous.
         -------------

         4.1 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

         4.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.3 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         4.4. Binding Agreement. No party hereto may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         4.5 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except as amended pursuant to this Agreement, the provisions of the Stock Purchase Agreement and any other agreements between the parties relating to



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                  the Stock Purchase Agreement including, without limitation, the assumption or retention of certain liabilities of the Company, shall remain in full force and effect.

         4.6 Benefit of the Parties. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered as of the date first above written.


                                 CREATIVE BAKERIES, INC.



                                 By:
                                    --------------------------
                                      Name:
                                           -------------------
                                     Title:
                                           -------------------



                                 -----------------------------
                                 Yona Abrahami